Service Office:
[One Sun Life Executive Park
Wellesley Hills, MA  02481
877-750--8683]
Home Office:
[60 East 42nd Street
Suite 1115
New York, NY 10165]

SUN LIFE INSURANCE AND ANNUITY
COMPANY OF NEW YORK

[Sun Prime VUL], a Group Variable Universal Life Insurance Policy
Policy Holder - [M Financial Trust]
Policy Number - [VL0000001]
Date of Issue - [January 1, 2008]
Issued In - New York (and subject to its jurisdiction)

This is a legal contract between the Policy Holder and Us, Sun Life Insurance and Annuity Company of New York (“the Company”, “we”, “our”).  We agree to pay the benefits under this Group Policy according to its provisions.  The Certificate Owner and Insured are named in each certificate.

We agree to pay the Death Benefit proceeds to the beneficiary upon receipt of due proof of the Insured’s death.

Signed for the Company: [[Missing Graphic Reference]] [Westley V. Thompson], [President] [Missing Graphic Reference] [ ] [Michael S. Bloom, Secretary]
To the extent any benefit, payment, or value under this Group Policy (including the Account Value) is based on the investment experience of a Separate Account, such benefit, payment, or value may increase or decrease in accordance with the investment experience of the Separate Account and is not guaranteed as to a fixed dollar amount.

The Death Benefit Proceeds are payable at the death of Insured and may be fixed or variable.

This is a Group Flexible Premium Variable Universal Life Insurance Policy.

The Face Amounts of the Certificates are adjustable.

Nonparticipating.

[Missing Graphic Reference]
[Missing Graphic Reference]

MVUL-2009-GP NY                                                                                                                                 Page

Eligibility
A person who meets the eligibility requirements for the group may become a Certificate Owner and/or Insured upon our approval of a certificate application and receipt of the Minimum Initial Premium.

Certificates
We will issue a certificate to each Certificate Owner.  The certificate will state the terms, conditions, and benefits of coverage.

Incorporation
A sample certificate and sample riders attached hereto are made a part of this contract.  Nothing in this Group Policy shall invalidate any rights granted the Certificate Owner by law or the Certificate.

Entire Contract
The written application for the Group Policy is attached at issue. The entire contract between the Policy Holder and Us consists of the Group Policy, the sample certificate, such application, and any riders and endorsements.  All statements made in any application shall be deemed representations and not warranties. We will use no statement made by or on behalf of the applicant or an Insured to defend a claim under the Policy unless it is in a written application.

We reserve the right to make any changes necessary in order to keep this Group Policy in compliance with any changes in federal or state tax laws. Other changes in this Group Policy and certificates may be made by agreement between the Policy Holder and us with the Certificate Owner’s consent. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the Group Policy, or to extend credit or to make an agreement for us.

Specifications
The Certificate Specifications will be completed based upon the information contained in the certificate application and the terms of this Group Policy.

Discontinuance and Termination
This Group Policy will terminate when no persons are insured under any certificate issued under it.

MVUL-2009-GP NY                                                                                                                                 Page

Service Office:
[One Sun Life Executive Park
Wellesley Hills, MA  02481
877-750-8683]
Home Office:
[60 East 42nd Street
Suite 1115
New York, NY 10165]

SUN LIFE INSURANCE AND ANNUITY
COMPANY OF NEW YORK

[Prime VUL], a Group Variable Universal Life Insurance Policy
To the extent any benefit, payment, or value under this Group Policy (including the Account Value) is based on the investment experience of a Separate Account, such benefit, payment, or value may increase or decrease in accordance with the investment experience of the Separate Account and is not guaranteed as to a fixed dollar amount.

We agree to pay the Death Benefit proceeds to the beneficiary upon receipt of due proof of the Insured’s death.

This is a Group Flexible Premium Variable Universal Life Insurance Policy.

The Face Amounts of the Certificates are adjustable.

Nonparticipating

[Missing Graphic Reference]
[Missing Graphic Reference]
.

MVUL-2009-GP NY                                                                                                                                 Page